CONFIDENTIAL DRAFT

Miramar Labs, Inc.
2790 Walsh Ave.
Santa Clara, California 95051

February 10, 2017
CONFIDENTIAL
Sientra, Inc.
420 S. Fairview Avenue, Suite 200
Santa Barbara, California 93117
Confidentiality Agreement
Ladies and Gentlemen:
In connection with your consideration of a potential negotiated acquisition or negotiated business combination transaction between Miramar Labs, Inc., a Delaware corporation (“we” or the “Company”) and Sientra, Inc. (“you” or “Buyer”) (any such transaction being referred to herein as a “Transaction”), it is expected that each of the parties hereto will convey, furnish or otherwise make available to the other party and its Representatives (as defined below), Confidential Information (as defined below) for purposes of evaluating a Transaction. Each of the parties hereto hereby agrees to treat all Confidential Information of the other party hereto, all Evaluation Material (as defined below), and all Transaction Information (as defined below) in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions herein set forth. The party hereto conveying, furnishing or otherwise making available Confidential Information hereunder is sometimes referred to herein, in such capacity, as the “Disclosing Party” and the party hereto receiving any such Confidential Information is sometimes referred to herein, in such capacity, as the “Receiving Party.”
For purposes of this letter agreement, the following terms have the following respective meanings:
The capitalized term “Confidential Information” means all information or other data concerning the Disclosing Party or any of its subsidiaries (including, without limitation, all information and other data about the Disclosing Party or any of its subsidiaries' business, business plans, operations, financial condition, results of operations, projections, forecasts, budgets, prospects, technology, products, product roadmaps, intellectual property, trade secrets and know how, personnel, assets, properties and liabilities) conveyed, furnished or otherwise made available by the Disclosing Party or any of its Representatives to the Receiving Party or any of its Representatives in connection with a Transaction, whether in written, electronic or other form or medium or conveyed verbally. The capitalized term “Evaluation Material” means all reports, studies, analyses, interpretations, compilations, memoranda, notes and any other written or electronic materials prepared by the

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Receiving Party or any of its Representatives which contain, reflect or are derived or based, in whole or in part, upon any Confidential Information of the Disclosing Party. Notwithstanding the foregoing or anything to the contrary set forth herein, for purposes of this letter agreement, the capitalized terms “Confidential Information” and “Evaluation Material” do not mean or include information which (i) is already in the Receiving Party's possession from a source other than the Disclosing Party or one of its Representatives, provided that such information is not known by the Receiving Party (after reasonable inquiry) to be subject to a confidentiality agreement with, or other obligation of confidentiality to, the Disclosing Party or any of its Representatives, (ii) is or becomes generally known to the public other than as a result of a disclosure by the Receiving Party or any of its Representatives in breach of this letter agreement or any other obligation of confidentiality, (iii) is or becomes available or known to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or its Representatives, provided that such source is not known by the Receiving Party (after reasonable inquiry) to be bound by a confidentiality agreement with, or other obligation of confidentiality to, the Disclosing Party or any of its Representatives, or (iv) is or was independently developed by the Receiving Party or any of its Representatives without any reference to any other Confidential Information or Evaluation Material.
All references herein to our “Representatives” means and includes our directors, officers and other employees, as well as our financial advisors, legal counsel, accountants, consultants and other advisors, agents and representatives. All references herein to your “Representatives” means and includes your directors, officers and other employees, your general (but not limited) partners and managers (if applicable), your financial advisors, legal counsel, accountants, consultants and other advisors, agents and representatives, but does not mean and expressly excludes any person who is a potential co-bidder with you for the Transaction or a potential source of equity or debt capital or equity or debt financing for a Transaction.
All references herein to a “person” as used in this letter agreement will be broadly interpreted to include, without limitation, the media and any corporation, company, partnership, limited liability company, trust, association, joint venture, governmental or regulatory body or agency or other entity or individual, and the term “affiliate” will have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
All references herein to a “group” shall have the meaning given to that term (or as that term is used) in Section 13(d)(3) of the Exchange Act.
1.Each Receiving Party hereby agrees that it and its Representatives (a) will use Confidential Information of the Disclosing Party and all Evaluation Material derived therefrom solely for the purpose of evaluating, negotiating and consummating a Transaction and will not use any such Confidential Information and Evaluation Material for any other purpose, and (b) except

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as otherwise required by applicable law or regulation (subject to compliance with the terms of Section 3 of this letter agreement), will keep all Confidential Information of the Disclosing Party and all Evaluation Material derived therefrom confidential and not disclose any Confidential Information of the Disclosing Party and all Evaluation Material derived therefrom to any person other than its Representatives who need to know such information solely for the purpose of evaluating, negotiating and consummating a Transaction (it being understood that such Representatives will be informed by the Receiving Party of the confidential nature of such information). Each Receiving Party further agrees to undertake commercially reasonable precautions to safeguard and protect the confidentiality of the Confidential Information of the Disclosing Party and the Evaluation Material derived therefrom and to prevent its Representatives from prohibited or unauthorized disclosure or uses of the Confidential Information of the Disclosing Party and the Evaluation Material derived therefrom. Buyer hereby agrees that it will inform the Company in writing prior to disclosing any Confidential Information of the Company and all Evaluation Material derived therefrom, or otherwise making any such Confidential Information of the Company and all Evaluation Material derived therefrom available, to any of the Buyer's Representatives who is not one of its directors, officers or other employees, or one of its general partners or one of its managers (it being understood and agreed that only one such notice will be required with respect to any Representative that is an advisory firm or other third party organization such as an investment bank, law firm or tax and accounting firm).
2.    Except as required by applicable law or regulation (subject to compliance with the terms of Section 3 of this letter agreement), each party hereto hereby agrees that neither it nor any of its Representatives will, directly or indirectly, discuss or disclose to any person the fact that (a) the parties have entered into this letter agreement or the terms and conditions hereof, (b) Confidential Information has been made available to the Receiving Party or its Representatives, (c) such party may be considering a Transaction, including, without limitation, any potential terms, conditions or facts with respect to a Transaction, the status thereof or any investment arrangements designed to effect or facilitate a Transaction, (d) the parties or their Representatives have had, are having, or propose to have any discussions or negotiations with respect to a Transaction or that such party or its Representatives have conducted due diligence or attended management meetings with the other party or its Representatives, or (e) if applicable, that the parties have terminated or are otherwise no longer holding discussions or negotiations with respect to a Transaction (the matters referenced in the preceding clauses (a)-(e), inclusive, being referred to herein as “Transaction Information”), provided, that the foregoing shall not prohibit the Company from making any disclosures or announcements regarding the existence of the solicitation or negotiation of a Transaction so long as the Company does not specifically identify the Buyer in such disclosure or announcement.
3.    In the event that the Receiving Party or any of its Representatives is required by law or regulation or by any legal process (e.g., by interrogatory, subpoena, civil investigation demand or other similar legal process) to disclose any Confidential Information of the Disclosing Party, the Evaluation Material derived therefrom, or Transaction Information or to make any other disclosure prohibited by this letter agreement in connection with any judicial or administrative proceedings, in advance of such disclosure the Receiving Party will, unless and solely to the extent expressly prohibited by applicable law or regulation, (a) promptly notify the Disclosing Party of such requirement, along with, to the extent applicable, a copy of any applicable notices describing such

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requirement, the circumstances surrounding such requirements, the reason that such disclosure is required and the time and place such disclosure is expected to be made, (b) provide the Disclosing Party with a copy, description and/or list (as applicable) of any such Confidential Information, Evaluation Material and/or Transaction Information the Receiving Party intends or proposes to disclose in response to such requirement, and (c) reasonably cooperate with the Disclosing Party if and to the extent the Disclosing Party may seek to prevent or limit such disclosure, including, if requested by the Disclosing Party, taking all reasonable steps (at the Disclosing Party's expense) to resist or avoid any such disclosure. If the Receiving Party and the Disclosing Party are unable to obtain a protective order preventing the required disclosure of such Confidential Information, Evaluation Material or Transaction Information, and the Disclosing Party refuses or fails to grant a waiver of the confidentiality restrictions set forth in this letter agreement after a request therefor is made by the Receiving Party in writing (such request to be made as soon as reasonably practicable to allow the Disclosing Party a reasonable amount of time to respond thereto), the Receiving Party may, on advice of counsel, disclose such Confidential Information, Evaluation Material and/or Transaction Information without liability hereunder, provided that the Receiving Party and its Representatives disclose only that portion of such Confidential Information, Evaluation Material and/or Transaction Information that the Receiving Party, on advice of counsel, is legally required to disclose and the Receiving Party and its Representatives use their respective reasonable best efforts (at the Disclosing Party's expense) to obtain assurances that confidential treatment will be accorded to such Confidential Information, Evaluation Material and/or Transaction Information, as applicable. Notwithstanding any disclosure of Confidential Information, Evaluation Material and/or Transaction Information pursuant to this Section 3, the Receiving Party and its Representatives will continue to be otherwise bound by the obligations of confidentiality and other obligations hereunder with respect to such Confidential Information, Evaluation Material and/or Transaction Information.
4.    You hereby agree that neither you nor any of your Representatives acting on your behalf will have any discussions or other communications, or enter into any agreement, arrangement or understanding, whether formal or informal and whether or not binding, with any other prospective bidder for the Company with respect to (a) whether or not you or such other prospective bidder will make a bid or offer for the Company, or (b) the price that you or such other bidder may bid or offer for the Company. You represent and warrant to the Company that, as of the date hereof, neither you nor any of your Representatives that are acting on your behalf or at your direction have entered into any such agreement, arrangement or understanding.
5.    You hereby agree that neither you nor any of your Representatives acting on your behalf will, directly or indirectly, without the prior written consent of the Company (i) contact any third party who may participate with you in a Transaction, whether as a co-investor, strategic partner or otherwise, or who may provide debt or equity financing or other potential sources of capital for a Transaction or any other transaction involving the Company to discuss a Transaction or any other transaction involving the Company in any manner whatsoever (including, without limitation, on a confidential or “no names” basis) or disclose any Confidential Information of the Disclosing Party, the Evaluation Material derived therefrom, or Transaction Information to any such third party; or (ii) enter into any agreement, arrangement or understanding, whether formal or informal and whether or not binding, with any other person that has or would have the effect of requiring such person to

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provide you with equity or debt financing or other potential sources of capital on an exclusive basis in connection with a Transaction or any other transaction involving the Company, or that would have the effect of preventing, impairing or otherwise limiting the ability of any person to provide equity or debt financing or other potential sources of capital to any other person in connection with a Transaction or any other transaction involving the Company. You represent and warrant to the Company that, as of the date hereof, neither you nor any of your Representatives that are acting on your behalf or at your direction have entered into any such agreement, arrangement or understanding. In addition, you hereby agree not to discourage financial institutions or financial advisors from being retained by other bidders or potential bidders as advisors for a Transaction or any other transaction involving the Company. You hereby agree that, if you or any of your Representatives are directly or indirectly contacted by a third party to discuss the possibility of participating with you in a Transaction, whether as a co-investor, strategic partner or otherwise, or the possibility of providing equity, debt or other type of financing for a Transaction, then you will promptly (and in any event within 24 hours) notify us of such contact (which notice will include, without limitation, the identity of the third party making such contact and the material terms and details of such discussions).
6.    You hereby agree that, without the prior written consent of the Company, all communications from you or your Representatives to the Company regarding a Transaction, including, without limitation, requests for Confidential Information regarding the Company, will be submitted only to a representative of Canaccord Genuity, Inc. or to such other person or persons as the Company may direct in writing and, unless expressly directed to the contrary by the Company, not to the Company or any of its Representatives. You agree that you will not, and you will cause your Representatives not to, engage in any discussions with the Company or any of its suppliers, vendors, service providers, joint venture partners, consultants or lenders regarding a Transaction without the prior consent of the Company.
7.    You hereby agree that, except to the extent expressly authorized by the board of directors of the Company (or any authorized committee thereof) in advance, neither you nor any of your Representatives acting on your behalf will directly or indirectly have any formal or informal discussions or other communications, or directly or indirectly enter into any agreement, arrangement or understanding, whether formal or informal and whether or not binding, with any director, officer or other employee of the Company relating to (i) any retention, severance or other compensation, incentives or benefits that may be or become payable to any directors, officers or employees of the Company in connection with a Transaction or following the consummation thereof, or (ii) any equity rollover or other similar transaction, or any equity or other investment in the Company or any parent company thereof, or any affiliate of the Company or any parent company thereof, following the consummation of a Transaction, or (iii) any directorship, employment, consulting arrangement or other similar association or involvement of any directors, officers or other employees of the Company with the Company or any parent company thereof, or affiliate of the Company or any parent company thereof, following the consummation of a Transaction.
8.    Each party hereto hereby acknowledges that it is aware, and that it will advise its Representatives who are informed as to the matters which are the subject of this letter agreement, that the United States securities laws prohibit any person who has received from an issuer material,

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non-public information concerning the matters which are the subject of this letter agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
9.    Each party hereto hereby acknowledges and agrees that neither party hereto nor any of its Representatives have made or make any representation or warranty, express or implied, as to the accuracy or completeness of any Confidential Information or Evaluation Material for any purpose and that only those representations and warranties that may be made to such party or its affiliates in a definitive written agreement with respect to a Transaction, when, as, and if executed, and subject to such limitations and restrictions as may be specified therein, shall have any legal effect. Each party hereby agrees that, except as may be expressly set forth in such definitive written agreement, neither party hereto nor its Representatives will have any liability to the other party hereto or any of its Representatives or any other person, including, without limitation, in contract, tort or under federal or state securities laws, relating to or resulting from the use or selection of any Confidential Information or Evaluation Material by such other party or such other person or any errors therein or omissions therefrom, whether such Confidential Information or Evaluation Material is provided before or after entering into a definitive written agreement, and no party or its Representatives will make any claims whatsoever with respect to or arising out of the Confidential Information or for any errors therein or omissions therefrom. Each party acknowledges and agrees that its determination to engage in a Transaction, if any, will be based solely on the terms of such definitive written agreement and on such party's own investigation, analysis, and assessment of the other party and its affiliates. Nothing herein, nor any disclosure contemplated hereby, shall be deemed to transfer to the Receiving Party or any other person any interest in, or confer in the Receiving Party or any other person any right (including, without limitation, intellectual property right) over, the Confidential Information whatsoever beyond those interests and rights expressly provided for in this letter agreement. Each party hereto and its Representatives expressly disclaim any duty (express or implied) to update, supplement or correct any Confidential Information disclosed under this letter agreement regardless of the circumstances.
10.    Each party hereto hereby agrees that, unless and until a definitive written agreement between you and the Company with respect to a Transaction has been executed and delivered by each of the parties thereto, no party hereto will be under any legal obligation of any kind whatsoever with respect to a Transaction by virtue of this letter agreement or any written or oral expression with respect to a Transaction by any party hereto or any of its Representatives except, in the case of this letter agreement, for the matters specifically agreed to herein. Each party hereto hereby further acknowledges and agrees that (a) the other party or parties hereto shall have no obligation to authorize or pursue the Transaction, and (b) no party hereto has, as of the date hereof, authorized any Transaction. In addition, each party hereto acknowledges and agrees that the other party or parties hereto reserves the right, in its sole and absolute discretion, to reject any and all proposals made by such party or any of its Representatives with regard to a Transaction, to determine not to engage in discussions or negotiations and to terminate discussions and negotiations with such party or parties or with any other person at any time, and to conduct, directly or through any of its Representatives, any process for any other transaction, if and as they in their sole discretion shall

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determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to such party or any other person).
11.    The Disclosing Party may decide at any time to terminate further access by the Receiving Party to, and its review of, any Confidential Information of the Disclosing Party. In that case, the Receiving Party and its Representatives will promptly (a) deliver to the Disclosing Party all Confidential Information of the Disclosing Party, and (b) destroy all other Evaluation Material, in each case, to the extent in the possession or control of the Receiving Party or any of its Representatives, and not retain any copies, extracts or other reproductions in whole or in part of such Confidential Information or Evaluation Material (including, to the extent practicable, expunging all such Confidential Information and Evaluation Material from any computer, word processor or other device containing such information), provided, however, that notwithstanding the foregoing, (i) the Receiving Party and its Representatives may retain a single copy of any Confidential Information and Evaluation Material if and to the extent required by applicable law or regulation, provided that such Evaluation Material is not used for any purpose other than compliance with such law or regulation, (ii) neither the Receiving Party nor any of its Representatives will be required to destroy any electronic copy of any Confidential Information or Evaluation Material which is retained pursuant to such person's standard electronic backup and archival procedures if (x) personnel whose functions are not primarily information technology in nature do not have access to such retained copies and (y) personnel whose functions are primarily information technology in nature have access to such copies only as reasonably necessary for the performance of their information technology duties (e.g., for purposes of system recovery), and (iii) if a legal proceeding has been instituted to seek disclosure of any Confidential Information or Evaluation Material, or that may otherwise implicate any such Confidential Information or Evaluation Material, such Confidential Information and Evaluation Material may be retained and need not be destroyed unless and until such legal proceeding is settled or a final judgment with respect thereto is rendered. If requested by the Disclosing Party, an appropriate officer of the Receiving Party will certify to the Disclosing Party in writing that all such material has been so delivered and destroyed in compliance herewith. Regardless of the delivery or destruction of any Confidential Information or Evaluation Material required by this Section 11, any and all duties and obligations existing under this letter agreement with respect thereto will remain in full force and effect.
12.    In consideration for being furnished with the Evaluation Material relating to the Company and its affiliates, Buyer agrees that, for a period of one (1) year from the date of this letter agreement, neither Buyer nor any of its Representatives acting on its behalf will in any manner, directly or indirectly, acting alone or as part of a group:
(a)    acquire, agree to acquire, or publicly propose or offer to acquire, whether by means of a private or open market purchase, a block trade, a tender or exchange offer, a merger, consolidation or other form of business combination transaction or in any other manner, (i) beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of, any economic interest in, any right to direct the voting or disposition of, or any other right with respect to any securities of the Company, including through options, puts, calls, swaps or other derivative or convertible instruments, hedging contracts or any other form of transaction, agreement, arrangement or

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understanding (collectively, “Derivative Securities”), in each case, whether or not any of the foregoing may be acquired or obtained immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such party) and whether or not any of the foregoing would give rise to beneficial ownership (as defined under Rule 13d-3 under the Exchange Act), or (ii) ownership of any indebtedness, businesses, properties or assets of the Company, in each case including any rights or options to acquire such ownership through derivative or any other form of transaction;
(b)    seek or attempt to effect, or publicly propose or offer to effect, (i) any merger, consolidation or other form of business combination transaction in each case with respect to or in any way involving the Company, (ii) any acquisition of stock or assets (whether by private or open market purchase, a block trade, a tender or exchange offer or any other form of transaction) in each case with respect to or in any way involving the Company, or (iii) any recapitalization, restructuring, liquidation, dissolution or any other extraordinary transaction, in each case with respect to or in any way involving the Company;
(c)    initiate, or induce or attempt to induce any other person or group to initiate, (i) any transaction referenced in the foregoing clauses (a) and (b) of this Section 12, (ii) any stockholder proposal regarding the Company or the board of directors, management, business, strategies, policies or affairs thereof (whether binding or precatory in nature), or (iii) the calling, holding or convening of a stockholders' meeting of the Company for any purpose;
(d)    (i) seek or attempt to change, control or influence, or induce or attempt to induce any other person or group to seek or attempt to change, control or influence, the board of directors, management, business, strategies, policies or affairs of the Company, or (ii) seek or attempt, or induce or attempt to induce any other person or group to seek or attempt, to obtain representation on the board of directors of the Company, including in each case, without limitation, by means of a “solicitation” of “proxies” (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated pursuant to Section 14 of the Exchange Act, disregarding clause (iv) of Rule 14a-1(1)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)), contacting any person relating to any of the matters set forth in this Section 12 or seeking to influence, advise or direct the vote of any holder of voting securities of the Company;
(e)    contact, or enter into any discussions or arrangements with, any person or group who has filed, or will (within ten (10) days thereafter) be required to file, a statement containing the information required by Rule 13d-1 under the Exchange Act, concerning any of the matters set forth in this Section 12;
(f)    make any public announcement with respect to the restrictions of this Section 12, or take any action that might reasonably be expected to require the Company or its Representatives under applicable law or listing standards to make a public announcement regarding any of the matters referenced or described in this Section 12; or
(g)    advise, assist or encourage any other person (including serving as a financing source for any other person) in connection with any of the matters referenced or described in this Section 12.

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You hereby represent and warrant that, as of the date of this letter agreement, neither you nor any of your controlled affiliates possess any economic interest, voting right or other right with respect to any debt or equity security (including Derivative Securities) of the Company. In addition, the restrictions set forth in this Section 12 shall automatically terminate and be of no further force and effect, without any action on the part of any party hereto, if either (i) the Company enters into a definitive written agreement with any Person other than your or your controlled affiliates to consummate a transaction involving the acquisition of all or a majority of the voting power of each class of the Company's outstanding equity securities or all or substantially all of the consolidated assets of the Company and its consolidated subsidiaries (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance or otherwise), or (ii) a tender or exchange offer for all or a majority of each class of the Company's outstanding equity securities is commenced by any person other than the Company or you or your controlled affiliates and within ten (10) business days thereafter, the board of directors of the Company has not publicly taken a position rejecting such tender or exchange offer and recommending that the stockholders of the Company not tender any equity securities of the Company into such tender or exchange offer.
13.    To the extent that any Confidential Information and/or Evaluation Materials may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal or regulatory proceedings or governmental investigations, the parties hereto understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the disclosure of such material is not intended to, and will not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege and any such Confidential Information and Evaluation Materials will remain entitled to all protection under these privileges, this letter agreement and the joint defense doctrine. Nothing in this letter agreement obligates any party hereto to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege, and in the event of an inadvertent disclosure of any materials which may have the effect of waiving any such privilege, the Receiving Party and its Representatives agree to destroy any such materials promptly upon the request of the Company or its Representatives.
14.    Each party hereto hereby agrees that it will be responsible and liable (as a principal and not as a guarantor) for any breaches or other violations of any provisions of this letter agreement that apply to such party's Representatives which are committed by any such Representatives as if such breaches or violations had been committed directly by such party hereto. The foregoing obligation shall not limit the remedies available to either party for any such breach of this letter agreement against any of the Representatives of the other party.
15.    Each party hereto hereby acknowledges and agrees that the other party hereto will be entitled to equitable relief (including, without limitation, injunction and specific performance) as a remedy for any breach or threatened breach of the terms of this letter agreement, and in furtherance thereof each party hereto further agrees (a) not to raise as a defense thereof that money damages would be an adequate remedy at law for any such breach or threatened breach or that any such breach or threatened breach should be compensable by an award of money damages, and (b) to

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waive any requirements for the securing or posting of any bond in connection with such a remedy. Such remedies will not be deemed to be the exclusive remedies for a breach by a party or its Representatives of this letter agreement but shall be in addition to all other remedies available at law or equity to the other party.
16.    In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that the breaching party or any of its Representatives has breached this letter agreement, then the breaching party will be liable and pay to the non-breaching party any and all reasonable legal fees and expenses incurred by the non-breaching party in connection with such litigation (including any and all appeals related thereto). Other than the foregoing and except as may be contemplated by any definitive agreements, all costs and expenses incurred in connection with this letter agreement and the consideration by the parties of a Transaction, including, without limitation, all fees of law firms, commercial banks, investment banks, accountants, public relations firms, experts and consultants, shall be paid by the party incurring such cost or expense.
17.    If any provision of this letter agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.
18.    Each party hereby acknowledges and agrees that no failure or delay by the other party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
19.    This letter agreement sets forth the entire agreement between you and the Company regarding the subject matter hereof and supersedes all prior agreements, understandings, arrangements and discussions between you and the Company regarding the subject matter hereof.
20.    This letter agreement may only be amended, modified or waived by a written instrument signed by you and the Company, which writing will only be effective to the extent that it expressly refers to the provision to be waived, modified or amended and sets forth the specific terms of such waiver, modification or amendment.
21.    This letter agreement will benefit and bind successors and assigns of you and the Company. Any assignment of this letter agreement by either party hereto without the prior written consent of the other party will be void and of no effect, except that the Company may assign this letter agreement to any acquiror of the Company or a majority of its voting securities or consolidated assets.
22.    This letter agreement is intended to be for the benefit of each party hereto and its affiliates and Representatives, and will be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to the conflict of law provisions thereof that would result in the application of the laws of any other jurisdiction. Each party hereto hereby irrevocably and

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unconditionally consents to submit to the exclusive jurisdiction of the state courts of the State of Delaware located in New Castle County for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts, and further agrees that service of any process, summons, notice or document by U.S. registered mail to the addresses of each party set forth above shall be effective service of process for any action, suit or proceeding brought against such party in any such court). Each party hereto hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in the state courts of the State of Delaware located in New Castle County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
23.    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT.
24.    This letter agreement may be signed by facsimile and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.
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If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, whereupon this letter agreement will constitute our binding agreement with respect to the subject matter hereof.
Very truly yours,
Miramar Labs, Inc.

By:	/s/ R. Michael Kleine
Name:	R. Michael Kleine
Title:	President & CEO

CONFIRMED, ACCEPTED AND AGREED:
Sientra, Inc.

By:	/s/ Charlie Huiner
Name:	Charlie Huiner
Title:	Chief Operating Officer